Exhibit 10.1

Execution Version

SIXTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of March 24, 2016, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent (“Agent”) for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, and NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (“Borrower”).

WHEREAS, Borrower, Agent, and Lenders are parties to that certain Amended and Restated Credit Agreement dated as of February 3, 2014 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, Borrower has advised Agent and Lenders that Borrower and certain of the Bondholders desire to commence an offer to exchange up to approximately $368,600,000 aggregate principal amount of the Bonds into new, secured bonds pursuant to the terms and conditions of that certain Restructuring Support Agreement, dated as of March 11, 2016, and convert $31,400,000 of existing Bond Debt to equity, or the right to receive equity, of Borrower (which such Bond Debt shall be irrevocably tendered in connection with such exchange);

WHEREAS, Borrower desires to enter into a term loan agreement with certain Bondholders to be lenders thereunder, to borrow a term loan in the original principal amount of $24,000,000 (the “Term Loan”), the proceeds of which shall be used by Borrower to pay down the outstanding Revolving Loans; and

WHEREAS, Agent, Lenders and Borrower have agreed to amend the Credit Agreement in certain respects.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

2. Effective Date Amendments to Credit Agreement. In reliance upon the representations and warranties of Borrower set forth in Section 8 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 6 below, the Credit Agreement is hereby amended as follows:

(a) Section 2.1(a)(ii)(B) is hereby amended to amend and restate the parenthetical therein to read in its entirety as follows: “(based upon the most recent Borrowing Base Certificate delivered by Borrower to Agent, as adjusted by Agent for Reserves established by Agent from time to time)”

(b) Section 2.1(c) of the Credit Agreement is hereby amended by amending and restating the last sentence therein in its entirety to read as follows: “Without limiting the foregoing, Agent shall establish the Interest Payment Reserves, Appraisal Reserves, the Pipeline Reserves and the Permitted Disposition Reserves.”

(c) Section 2.4(e)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i) Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrower to Agent (as adjusted by Agent for Reserves established by Agent from time to time), then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(d) Section 2.4(e)(ii)(2) of the Credit Agreement is hereby amended by inserting the phrase “except with respect to a sale or disposition permitted under clause (p) of the definition of Permitted Dispositions,” after the phrase “provided, that” set forth therein.

(e) Section 2.6(c) of the Credit Agreement is hereby amended by deleting each reference therein to “2 percentage points” and replacing it in its entirety with “4 percentage points”.

(f) Section 2.10 of the Credit Agreement is hereby amended to add a new clause (d) to the end thereof to read in its entirety as follows:

(d) Lender Fees. Borrower shall pay to Agent, for the account of the Lenders, as and when due and payable under the terms of the Sixth Amendment Fee Letter, the fees set forth in the Sixth Amendment Fee Letter.

(g) Section 3.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.5 Early Termination by Borrower. Subject to any prepayment or other fees payable by Borrower or any Loan Party in any Loan Document (including Section 2.12(b) of this Agreement and the Fee Letter), Borrower has the option, at any time upon no less than 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments (in full and not in part) hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

(h) Section 6.7 is hereby amended to (i) add “and” to the end of clause (a) thereof, (ii) delete the “, and” at the end of clause (b) thereof and replace it in its entirety with “.”, and (iii) delete clause (c) thereof in its entirety.

(i) Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Minimum EBITDA. Achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$2,117,000	For the 4 month period ending April 30, 2016

$3,316,000	For the 5 month period ending May 31, 2016

$4,858,000	For the 6 month period ending June 30, 2016

$6,933,000	For the 7 month period ending July 31, 2016

$9,036,000	For the 8 month period ending August 31, 2016

$11,171,000	For the 9 month period ending September 30, 2016

$13,354,000	For the 10 month period ending October 31, 2016

$15,565,000	For the 11 month period ending November 30, 2016

$17,850,000	For the 12 month period ending December 31, 2016, and for each 12 month period ending each month thereafter

(j) Schedule 1.1 to the Credit Agreement is hereby amended by deleting the defined terms “Eligible Equipment NBV Advance Rate”, “Eligible Equipment NOLV Advance Rate”, and “Leverage Ratio” in their entirety.

(k) Schedule 1.1 to the Credit Agreement is hereby amended by adding each of the following defined terms in their proper alphabetical order:

“Permitted Disposition Reserves” means, as of any date of determination, a reserve of 50% of the net cash proceeds of the aggregate amount of any Permitted Disposition made by any Loan Party pursuant to clause (o) of the definition of Permitted Dispositions in excess of $7,500,000 made on or after the Sixth Amendment Effective Date, to establish and maintain with respect to the Borrowing Base.

“Sixth Amendment Effective Date” means March 24, 2016.

“Sixth Amendment Fee Letter” means that certain fee letter, dated as of the Sixth Amendment Effective Date, by and among Borrower, Agent and the Lenders party thereto.

(l) Schedule 1.1 of the Credit Agreement is hereby amended to amend and restate the following definitions each in its entirety to read as follows:

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability (without giving effect to any Interest Payment Reserves, Appraisal Reserves or Permitted Disposition Reserves) of Borrower for the most recently completed month:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	> $40,000,000	1.75 percentage points	2.75 percentage points

II	< $40,000,000 and > $20,000,000	2.00 percentage points	3.00 percentage points

III	< $20,000,000	2.25 percentage points	3.25 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar month of Borrower.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrower for the most recently completed month as determined by Agent in its Permitted Discretion:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> $50,000,000	0.375 percentage points

II	< $50,000,000	0.50 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each calendar month by Agent.

“Borrowing Base” means, as of any date of determination, the result of:

(a) the sum of (x) 85% of the amount of Eligible Accepted Accounts and (y) the lesser of $10,000,000 and 85% of the amount of Eligible Ticket Held Accounts, less the amount, if any, of the Dilution Reserve, plus

(b) the lower of

(i) the product of 60% multiplied by the net book value (calculated in accordance with GAAP on a basis consistent with Borrower’s historical accounting practices) of Eligible Equipment at such time, and

(ii) the product of 80% multiplied by the Net Orderly Liquidation Value of Eligible Equipment at such time identified in the most recent equipment appraisal ordered and obtained by Agent;

provided, that in no event shall Availability attributable to Eligible Equipment under clause (b) of the Borrowing Base exceed 75% of the Borrowing Base at any time; minus

(c) the aggregate amount of Receivables Reserves, Bank Product Reserves, Equipment Reserves, Interest Payment Reserves, Appraisal Reserves, Pipeline Reserves, Permitted Disposition Reserves and other Reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“EBITDA” means, with respect to any fiscal period,

(a) Borrower’s consolidated net earnings (or loss) (it being understood that Borrower’s consolidated net earnings (or loss) shall not include any earnings (or loss) attributable to Nuverra Rocky Mountain for any period that Nuverra Rocky Mountain is not a Guarantor), minus

(b) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) extraordinary gains (including gains from disposition of assets),

(ii) interest income,

(iii) gains in connection with any Hedging Agreement, and

(iv) non-cash gains,

plus

(c) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) non-cash extraordinary losses,

(ii) Interest Expense,

(iii) income taxes,

(iv) depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP,

(v) any non-cash impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets, and investment in debt and equity securities pursuant to GAAP,

(vi) non-cash stock-based awards, non-cash compensation expense, including non-cash charges arising from stock options, restricted stock or other equity incentive programs,

(vii) other non-cash charges, including purchase accounting adjustments in accordance with GAAP and any non-cash loss or expense resulting from bonus payments made to repay non-cash loans made to officers, directors or employees,

(viii) non-cash losses in connection with any Hedging Agreement,

(ix) all fees, costs and expenses incurred in connection with any amendment to any document related to the Bonds,

(x) all fees, costs and expenses incurred in connection with any amendment to any Loan Document,

(xi) all reasonable fees, costs and expenses incurred in connection with any Permitted Acquisition or any acquisition consented to by the Required Lenders in an aggregate amount not to exceed $1,000,000 per acquisition, whether or not consummated, in the applicable period,

(xii) non-recurring non-cash charges, expenses and losses (including losses from disposition of assets),

(xiii) all expenses and charges to the extent fully reimbursed in cash by a third party,

(xiv) fees, costs and expenses incurred on or prior to the Second Amendment Effective Date in connection with the disposition by Borrower of Heckmann Environmental Services, Inc. and Thermo Fluids, Inc. in an aggregate amount not to exceed $6,000,000,

(xv) nonreimburseable insurance deductibles accrued and paid during the fiscal year ending December 31, 2016 and arising from the XTO Pipeline leak in east Texas in an aggregate amount not to exceed $250,000,

(xvi) fees, costs and expenses (including legal fees) incurred in connection with the Restructuring Support Agreement, dated as of March 11, 2016, between the Company and the Bondholders party thereto, and the transactions contemplated therein, in an aggregate amount not to exceed $5,000,000,

(xvii) restructuring, severance and exit costs incurred during the fiscal year ending December 31, 2016 to close, consolidate or downsize field operations and administrative overhead in an aggregate amount not to exceed $500,000, and

(xviii) legal expenses and settlements associated with asserted claims or legal matters payable or accrued after January 1, 2016, in an aggregate amount not to exceed $1,000,000 (including, but not limited to, the special demand investigation, Catuna Farms, Armstrong Hot Water and Dominion Resource Services legal claims).

(d) Plus (d) for any period that Nuverra Rocky Mountain is not a Guarantor, cash dividends received from Nuverra Rocky Mountain during such period.

“Fee Letter” means collectively, that certain fee letter, dated as of the Sixth Amendment Effective Date, between Borrower and Agent, and the Sixth Amendment Fee Letter.

“Maximum Revolver Amount” means $100,000,000.

(m) Schedule 1.1 of the Credit Agreement is hereby amended to amend the defined term “Permitted Dispositions” to (i) amend and restate clause (o) thereof in its entirety as set forth below, and (ii) add a new clause (p) to the end thereof to read in its entirety as set forth below:

(o) sales or dispositions of fixed assets not otherwise permitted in clauses (a) through (n) above or clause (p) below so long as (1) no Default or Event of Default then exists or would arise therefrom, (2) made at fair market value, (3) if such sales or dispositions are to an Affiliate of Borrower or its Subsidiaries, are (x) on terms that no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate, and (y) not prohibited by Section 6.10 of the Credit Agreement, and (4) the aggregate fair market value of all assets disposed of (including the proposed disposition) would not exceed $7,500,000 (or such greater amount as agreed to by Agent in writing in its sole discretion); and

(p) the sale or disposition of the equity interests of Underground Solutions, Inc., a Delaware corporation, by Borrower.

(n) Schedule 1.1 of the Credit Agreement is hereby amended to amend the defined term “Reserves” to amend and restate the first parenthetical therein in its entirety to read as follows: “(other than Receivable Reserves, Bank Product Reserves, Equipment Reserves, Interest Payment Reserves, Appraisal Reserves, Pipeline Reserves and Permitted Disposition Reserves)”.

(o) Schedule C-1 to the Credit Agreement is hereby replaced in its entirety with Schedule C-1 attached hereto.

(p) Exhibit C-1 (Form of Compliance Certificate) to the Credit Agreement is hereby replaced in its entirety with Exhibit C-1 attached hereto.

3. Post-Effective Date Amendments to Credit Agreement. In reliance upon the representations and warranties of Borrower set forth in Section 8 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 7 below, the Credit Agreement is hereby amended as follows:

(a) Section 4.27 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

4.27 Other Documents. Borrower has delivered to Agent complete and correct copies of the Bond Documents, the 2016 Bond Documents and the Term Loan Documents, in each case including all schedules and exhibits thereto. The execution, delivery and performance of each of the Bond Documents, the 2016 Bond Documents and the Term Loan Documents has been duly authorized by all necessary action on the part of each Loan Party who is a party thereto.

(b) Section 5.17 of the Credit Agreement is hereby amended to amend and restate clause (A) therein in its entirety to read as follows: “(A) apply such funds in accordance with clauses (2), (3) or (4) of Section 4.10(b) of the Bond Indenture (provided, that such application is not otherwise prohibited by this Agreement), in either case such that the result is that no such Excess Proceeds shall be used, and shall not be required to be used, to repurchase any of the Bonds, and”.

(c) Section 8.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.6 Default Under Other Agreements. If there is (a) a default under the Bond Documents; (b) a default under the 2016 Bond Documents, (c) a default under the Term Loan Documents, (d) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $7,500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder; or (e) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $7,500,000 or more.

(d) Article 17 of the Credit Agreement is hereby amended to add a new Section 17.14 to the end thereof to read in its entirety as follows:

17.14 Intercreditor Agreements. Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Pari Passu Intercreditor Agreement, and (b) authorizes and instructs the Agent to enter into the Pari Passu Intercreditor Agreement as Agent on behalf of each Lender. Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Pari Passu Intercreditor Agreement and, in the event of a conflict between the terms of the Pari Passu Intercreditor Agreement and this Agreement, the terms of the Pari Passu Intercreditor Agreement shall govern and control. Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Second Lien Intercreditor Agreement, and (b) authorizes and instructs the Agent to enter into the Second Lien Intercreditor Agreement as Agent on behalf of each Lender. Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Second Lien Intercreditor Agreement and, in the event of a conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control.

(e) Schedule 1.1 to the Credit Agreement is hereby amended by adding each of the following defined terms in their proper alphabetical order:

“2016 Bond Debt” means the Indebtedness of Borrower and its Subsidiaries under the 2016 Bond Documents.

“2016 Bond Documents” means the 2016 Bond Indenture, the 2016 Bonds, each guaranty executed in connection therewith, the Second Lien Intercreditor Agreement, and such other documents, instruments and agreements as may from time to time be executed and delivered in connection with the foregoing, in each case in form and substance acceptable to Agent.

“2016 Bond Indenture” means a bond indenture, among Borrower, the guarantors party thereto, and the trustee party thereto, for the benefit of the holders of the senior notes due 2021, to be entered into after the Sixth Amendment Effective Date, in form and substance acceptable to Agent, as amended, modified or restated from time to time in a manner permitted by the Second Lien Intercreditor Agreement.

“2016 Bonds” means the senior notes due 2021 (including any notes exchanged from the existing Bond Debt issued in respect thereof) issued pursuant to the terms of the 2016 Bond Indenture.

“Pari Passu Intercreditor Agreement” means an Intercreditor Agreement, to be entered into after the Sixth Amendment Effective Date, by and among Agent, Wells Fargo Bank, National Association, as pari passu collateral agent, the administrative agent for the Term Loan Debt, Borrower and each other grantor party thereto, in form and substance acceptable to Agent and the Required Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Second Lien Intercreditor Agreement” means an Intercreditor Agreement, to be entered into after the Sixth Amendment Effective Date, by and among Agent and the agent under the 2016 Bond Indenture, and acknowledged by Borrower and its Subsidiaries party thereto from time to time, in form and substance acceptable to Agent and the Required Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Agreement” means a term loan agreement, to be entered into after the Sixth Amendment Effective Date, among Borrower, the guarantors party thereto, and the lenders party thereto, in form and substance acceptable to Agent, as amended, modified or restated from time to time in a manner permitted by the Pari Passu Intercreditor Agreement.

“Term Loan Debt” means the Indebtedness of Borrower and its Subsidiaries under the Term Loan Documents.

“Term Loan Documents” means the Term Loan Agreement, any promissory notes issued in connection therewith, the Pari Passu Intercreditor Agreement, each guaranty executed in connection therewith, and such other documents, instruments and agreements as may from time to time be executed and delivered in connection with the foregoing, in each case in form and substance acceptable to Agent.

(f) Schedule 1.1 of the Credit Agreement is hereby amended to amend and restate the following definitions each in its entirety to read as follows:

“Change of Control” means that:

(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Mark D. Johnsrud and his Affiliates becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower,

(b) during any period of 12 consecutive months, individuals who at the beginning of such period were members of Borrower’s board of directors cease for any reason to constitute a majority of the directors of Borrower then in office unless (i) such new directors were elected by a majority of the directors of Borrower who constituted the board of directors of Borrower at the beginning of such period (or by directors so elected) or by the stockholders pursuant to the nomination of the existing directors, or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability,

(c) so long as any Bond Debt is outstanding, a “Change of Control” as defined in the Bond Indenture, unless waived or consented to in accordance with the terms and conditions under the Bond Indenture,

(d) so long as any 2016 Bond Debt is outstanding, a “Change of Control” as defined in the 2016 Bond Indenture, or

(e) so long as any Term Loan Debt is outstanding, a “Change of Control” as defined in the Term Loan Agreement.

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal month of Borrower most recently ended on or prior to a Covenant Trigger Date and for which Agent has received financial statements required to be delivered pursuant to Schedule 5.1 and (b) ending on the first day after such Covenant Trigger Date that Excess Availability has equaled or exceeded $12,500,000 for 90 consecutive days.

“Covenant Trigger Date” means any day on which Borrower fails to maintain Excess Availability in an amount at least equal to $12,500,000.

(g) Schedule 1.1 of the Credit Agreement is hereby amended to amend the defined term “Loan Documents” to insert the phrase “the Pari Passu Intercreditor Agreement, the Second Lien Intercreditor Agreement,” after the phrase “the “Fee Letter,” therein.

(h) Schedule 1.1 of the Credit Agreement is hereby amended to amend the defined term “Permitted Indebtedness” to (i) remove the word “and” at the end of clause (s) thereof, (ii) remove the “.” at the end of clause (t) thereof and replace it with “,”, (iii) to amend and restate clause (r) in its entirety to read as set forth below, and (iv) insert new clauses (u) and (v) at the end thereof to read as set forth below:

(r) Indebtedness under the Bond Documents, provided that the aggregate principal amount of such Indebtedness and the Indebtedness under clause (u) below does not exceed $368,600,000, plus any interest required or permitted to be paid in kind under and pursuant to the 2016 Bond Documents,

(u) Indebtedness under the 2016 Bond Documents, provided that the aggregate principal amount of such Indebtedness and the Indebtedness under clause (r) above does not exceed $368,600,000, plus any interest required or permitted to be paid in kind under and pursuant to the 2016 Bond Documents, and

(v) Indebtedness under the Term Loan Documents in an aggregate principal amount not to exceed $24,000,000, plus any interest required or permitted to be paid in kind under and pursuant to the Term Loan Documents.

(i) Schedule 1.1 of the Credit Agreement is hereby amended to amend the defined term “Permitted Liens” to (i) remove the word “and” at the end of clause (s) thereof, (ii) rename clause (t) thereof as clause (v), and (iii) insert new clauses (t) and (u) in lieu thereof to read as follows:

(t) Lien securing the 2016 Bond Debt, so long as such Liens are subject to the Second Lien Intercreditor Agreement,

(u) Lien securing the Term Loan Debt, so long as such Liens are subject to the Pari Passu Intercreditor Agreement, and

4. Effectiveness of the Amendment; Continuing Effect. Except as expressly set forth in Sections 2 and 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby. This Amendment is a Loan Document.

5. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

6. Conditions to Effectiveness of Effective Date Amendments. The Amendments set forth in Section 2 shall become effective upon the satisfaction of each of the following conditions precedent, in each case satisfactory to Agent in all respects (the “Effective Date”):

(a) Agent shall have received a copy of this Amendment executed and delivered by Agent, the Lenders party hereto, and the Loan Parties;

(b) Agent shall have received an executed copy of each of the documents listed on Annex I hereto, each in form and substance satisfactory to Agent;

(c) Agent shall have received from Borrower (i) for the benefit of Agent, the fees payable on the date hereof pursuant to the terms of that certain Fee Letter, dated as of the date hereof, by Borrower in favor of Agent, and (ii) for the benefit of the Lenders party hereto, the Amendment Fee;

(d) no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the Effective Date.

7. Conditions to Effectiveness of Post-Effective Date Amendments. The Amendments set forth in Section 3 shall become effective upon the satisfaction of each of the following conditions precedent, in each case satisfactory to Agent in all respects:

(a) Agent shall have received a copy of this Amendment executed and delivered by Agent, the Lenders party hereto, and the Loan Parties, and the amendments set forth in Section 2 shall have become effective;

(b) Agent shall have received an executed copy of each of the documents listed on Annex II hereto, and such other documents or instruments reasonably required by Agent, each in form and substance satisfactory to Agent;

(c) Agent shall have received the proceeds of the Term Loan in an amount not less than $24,000,000, which proceeds shall have been applied to pay down the outstanding Revolving Loans;

(d) Borrower shall have delivered, or caused to be delivered, into escrow an amount not less than $5,000,000 (which amount shall be sufficient to backstop a rights offering to all holders of Borrower’s common stock) (the “Escrowed Funds”), pursuant to an escrow agreement in form and substance acceptable to Agent; and

(e) no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

8. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders that:

(a) after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which Borrower is a party are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b) no Default or Event of Default has occurred and is continuing; and

(c) this Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

9. Amendment Fee. In connection with this Amendment, Borrower agrees to pay to Agent, for the account of the Lenders party to this Amendment based on their respective Revolving Pro Rata Share, an amendment fee (the “Amendment Fee”) of $250,000, which fee is due and payable on the Effective Date, and fully earned and non-refundable on the Effective Date. The Amendment Fee is in addition to and not net of any fees previously paid by Borrower or any Loan Party pursuant to any Loan Document. Agent hereby is expressly authorized by Borrower to (x) charge such amounts due and owing to the Loan Account in accordance with the terms of the Credit Agreement, and (y) designate such amounts as a Revolving Loan under the Credit Agreement.

10. Post-Closing Covenant.

(a) On or prior to April 14, 2016 (or such later date as Agent may agree in writing in its sole discretion), Borrower shall cause each of the conditions precedent set forth in Section 7 above to have been completed, in each case satisfactory to Agent in all respects. Failure to comply with the provisions of this Section 10(a) shall result in an immediate Event of Default.

(b) On or prior to May 31, 2016 (or such later date as Agent may agree in writing in its sole discretion), Agent shall have received Escrowed Funds, and such funds shall have been applied to pay down the outstanding Revolving Loans. Failure to comply with the provisions of this Section 10(b) shall result in an immediate Event of Default.

11. Miscellaneous.

(a) Expenses. Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Agent (including reasonable attorneys’ fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b) Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Agreement.

(d) Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

12. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and each Guarantor that executes a Consent and Reaffirmation to this Amendment, on behalf of itself and its successors, assigns, and other legal representatives (Borrower, each Guarantor and all such other Persons being hereinafter referred to collectively as the “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, Issuing Bank and Lenders, and their successors and assigns, and their present and former shareholders, Affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Issuing Bank, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in any way related to or in connection with the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b) Each of Borrower and each Guarantor that executes a Consent and Reaffirmation to this Amendment understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each of Borrower and each Guarantor that executes a Consent and Reaffirmation to this Amendment agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC., as Borrower

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

Signature Page to Sixth Amendment to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ Zachary S. Buchanan
Name:	Zachary S. Buchanan
Title:	AVP

Signature Page to Sixth Amendment to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Lauren Trussell
Name:	Lauren Trussell
Title:	Vice President

Signature Page to Sixth Amendment to Amended and Restated Credit Agreement

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Josh Bailey
Name:	Josh Bailey
Title:	VP

Signature Page to Sixth Amendment to Amended and Restated Credit Agreement

CAPITAL ONE BUSINESS CREDIT CORP., as a Lender

By:	/s/ Laurel Varney
Name:	Laurel Varney
Title:	VP

Signature Page to Sixth Amendment to Amended and Restated Credit Agreement

CIT FINANCE LLC, as a Lender

By:	/s/ John Feeley
Name:	John Feeley
Title:	Director

Signature Page to Sixth Amendment to Amended and Restated Credit Agreement

CONSENT AND REAFFIRMATION

Each of the undersigned (each a “Guarantor”) hereby (i) acknowledges receipt of a copy of the foregoing Sixth Amendment to Amended and Restated Credit Agreement (terms defined therein and used, but not otherwise defined, herein shall have the meanings assigned to them therein); (ii) consents to Borrower’s execution and deliver)’ thereof; (iii) agrees to be bound thereby, including Section 12 of the foregoing Sixth Amendment to Amended and Restated Credit Agreement; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever any Loan Documents to which the undersigned is a party and reaffirms that each such Loan Document is and shall continue to remain in full force and effect. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that Agent and Lenders have no obligation to inform such Guarantor of such matters in the future or to seek such Guarantor’s acknowledgment or agreement to future consents, amendments or waivers, and nothing herein shall create such a duty.

HECKMANN WATER RESOURCES CORPORATION

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

HECKMANN WATER RESOURCES (CVR), INC.

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

1960 WELL SERVICES, LLC

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

Consent and Reaffirmation to Sixth Amendment to Amended and Restated Credit Agreement

HEK WATER SOLUTIONS, LLC

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

APPALACHIAN WATER SERVICES, LLC

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

BADLANDS POWER FUELS, LLC, a Delaware limited liability company

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

BADLANDS POWER FUELS, LLC, a North Dakota limited liability company

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

LANDTECH ENTERPRISES, L.L.C.

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

Consent and Reaffirmation to Sixth Amendment to Amended and Restated Credit Agreement

BADLANDS LEASING, LLC

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

IDEAL OILFIELD DISPOSAL, LLC

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

NUVERRA TOTAL SOLUTIONS, LLC

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

NES WATER SOLUTIONS, LLC

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

HECKMANN WOODS CROSS, LLC

By:	/s/ Mark Johnsrud
Name:	Mark Johnsrud
Title:	CEO

Consent and Reaffirmation to Sixth Amendment to Amended and Restated Credit Agreement

Schedule C-1

Commitments

Lender	Revolver Commitment
Wells Fargo Bank, National Association	$30,612,245
Bank of America, N.A.	$20,408,163
Citizens Bank of Pennsylvania	$20,408,163
Capital One Business Credit Corp.	$14,285,714
CIT Finance LLC	$14,285,714
All Lenders	$100,000,000

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attn: Account Manager - Nuverra

Re:     Compliance Certificate dated             , 20

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of February 3, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Nuverra Environmental Solutions, Inc., a Delaware corporation, as borrower (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies as of the date hereof that:

1. The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries as of the date set forth therein.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. Except as set forth on Schedule 3 attached hereto, the representations and warranties of Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5. As of the date hereof, Borrower and its Subsidiaries are in compliance with the applicable covenant[s] contained in [Section 7]1[Section 7(b)]2 of the Credit Agreement as demonstrated on Schedule 4 hereof.

6. [Set forth on Schedule 4 hereof is a calculation of the Fixed Charge Coverage Ratio for the 12 month period ending on [date].]3

1	To be used if a Covenant Testing Period is in effect.
2	To be used if a Covenant Testing Period is not in effect.
3	To be used if a Covenant Testing Period is not in effect.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this             day of             ,         .

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.
a Delaware corporation, as Borrower

By:
Name:
Title:

Signature Page to Compliance Certificate

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

1. Fixed Charge Coverage Ratio.

Borrower’s Fixed Charge Coverage Ratio, measured on a month-end basis, for the 12-month period ending             , 20            , is             :1.0, [which ratio [is/is not] greater than or equal to the ratio set forth in Section 7(a) of the Credit Agreement for the corresponding period]6.

2. Minimum EBITDA.

Borrower’s EBITDA, measured on a month-end basis, for the              month period ending             , 20            , is $            , which amount [is/is not] greater than or equal to the amount set forth in Section 7(b) of the Credit Agreement for the corresponding period.

6	Bracketed language to be included if a Covenant Testing Period is in effect.

Annex I

Closing Checklist

1.	Amended and Restated Promissory Notes

2.	Amended and Restated Fee Letter

3.	Sixth Amendment Fee Letter

4.	Restructuring Support Agreement

Annex II

Closing Checklist

1.	Term Loan Agreement

2.	Collateral Agency Agreement

3.	Escrow Agreement

4.	2016 Bond Indenture

5.	Pari Passu Intercreditor Agreement

6.	Second Lien Intercreditor Agreement

7.	Evidence of the surrender of Mark Johnsrud’s Notes for conversion to equity of Borrower

8.	Equity Conversion Agreement of Mark Johnsrud

9.	Restructuring Support Agreement